Exhibit 99.1

The Buckle, Inc.

2407 W. 24th St. Kearney, NE 68845

P.O. Box 1480 Kearney, NE 68848-1480

phone: 308-236-8491

fax: 308-236-4493

For Immediate Release: November 20, 2008	web: www.buckle.com

Contact:	Karen B. Rhoads, Chief Financial Officer
The Buckle, Inc.
308/236-8491

THE BUCKLE, INC. REPORTS 31 PERCENT INCREASE
IN THIRD QUARTER NET INCOME

KEARNEY, NE -- The Buckle, Inc. (NYSE: BKE) announced today that net income for the fiscal quarter ended November 1, 2008 increased 31.0 percent on a 25.7 percent net sales increase.

Comparable store net sales for the 13-week third quarter ended November 1, 2008 increased 19.1 percent from comparable store net sales for the prior year 13-week third quarter ended November 3, 2007. Net sales for the 13-week fiscal period ended November 1, 2008 increased 25.7 percent to $210.6 million from net sales of $167.6 million for the prior year 13-week fiscal period ended November 3, 2007.

Comparable store net sales year-to-date for the 39-week period ended November 1, 2008 increased 23.7 percent from comparable store net sales for the 39-week period ended November 3, 2007. Net sales for the 39-week fiscal period ended November 1, 2008 increased 30.9 percent to $540.6 million from net sales of $412.9 million for the prior year 39-week fiscal period ended November 3, 2007.

Net income for the third quarter of fiscal 2008 increased 31.0 percent to $29.1 million, or $0.64 per share ($0.62 per share on a diluted basis), compared with $22.2 million, or $0.50 per share ($0.48 per share on a diluted basis) for the third quarter of fiscal 2007.

Net income for the 39-week period ended November 1, 2008 increased 51.7 percent to $70.1 million, or $1.55 per share ($1.50 per share on a diluted basis), compared with $46.2 million, or $1.04 per share ($1.00 per share on a diluted basis) for the 39-week period ended November 3, 2007.

Earnings per share and the weighted average shares outstanding for the prior year third quarter and year-to-date periods have been adjusted to reflect the impact of the Company’s 3-for-2 stock split paid in the form of a stock dividend on October 31, 2008. The prior year third quarter and year-end stockholders’ equity data have not been split adjusted.

During the third quarter of fiscal 2008, the Company recorded a $1.8 million unrealized loss resulting from the “Other-than-Temporary” impairment of certain of its investments in auction-rate securities. The unrealized loss has been recorded in the Statements of Income for the quarter and year-to-date periods ended November 1, 2008 and had a $0.02 per share after-tax impact on reported basic and diluted earnings per share for both the quarter and year-to-date periods.

Subsequent to the end of fiscal October, the Company repurchased 100,000 shares of its common stock at an average price of $17.92 per share through November 18, 2008. These shares were purchased pursuant to the 750,000 share corporate stock repurchase program authorized by the Board of Directors on November 27, 2007. The Company had 256,400 shares remaining under this authorization as of November 18, 2008.

Management will hold a conference call at 10:00 a.m. EST today to discuss third quarter results. To participate in the call, please call (866) 835-8908 and reference the conference code 968603. A replay of the call will be available for a two-week period beginning November 20, 2008 at 12:00 p.m. EST by calling (800) 475-6701 and entering the conference code 968603.

About Buckle

Offering a unique mix of high-quality, on-trend apparel, accessories, and footwear, Buckle caters to fashion-conscious young men and women. Known as a denim destination, each store carries a wide selection of fits, styles, and finishes from leading denim brands, including the Company’s exclusive brand, BKE. Headquartered in Kearney, Nebraska, Buckle currently operates 388 retail stores in 39 states, which includes the opening of a new store in Alexandria, Louisiana last week. As of the end of the third quarter, it operated 384 stores in 39 states compared with 367 stores in 38 states at the end of the third quarter of fiscal 2007.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995; All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors which may be beyond the Company's control. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company's filings with the Securities and Exchange Commission. The Company does not undertake to publicly update or revise any forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Note: News releases and other information on The Buckle, Inc. can be accessed at www.buckle.com on the Internet.

Financial Tables to Follow

THE BUCKLE, INC.

STATEMENTS OF INCOME
(Amounts in Thousands Except Per Share Amounts)
(Unaudited)

	Thirteen Weeks Ended		Thirty-nine Weeks Ended
	November 1, 2008	November 3, 2007	November 1, 2008	November 3, 2007

SALES, Net of returns and allowances	$210,567	$167,559	$540,632	$412,927

COST OF SALES (Including buying, distribution, and occupancy costs)	118,762	96,810	312,937	250,262

Gross profit	91,805	70,749	227,695	162,665

OPERATING EXPENSES:
Selling	39,415	31,864	104,454	80,353
General and administrative	7,000	5,746	17,172	15,617
	46,415	37,610	121,626	95,970

INCOME FROM OPERATIONS	45,390	33,139	106,069	66,695

OTHER INCOME, Net	1,794	2,177	6,163	6,560
UNREALIZED LOSS ON SECURITIES	(1,800)	-	(1,800)	-

INCOME BEFORE INCOME TAXES	45,384	35,316	110,432	73,255

PROVISION FOR INCOME TAXES	16,308	13,118	40,363	27,072

NET INCOME	$29,076	$22,198	$70,069	$46,183

EARNINGS PER SHARE:
Basic	$0.64	$0.50	$1.55	$1.04

Diluted	$0.62	$0.48	$1.50	$1.00

Basic weighted average shares	45,666	44,687	45,273	44,517
Diluted weighted average shares	46,851	46,372	46,563	46,263

THE BUCKLE, INC.

BALANCE SHEETS
(Amounts in Thousands Except Share and Per Share Amounts)
(Unaudited)

	November 1,	February 2,	November 3,
ASSETS	2008	2008 (1)	2007

CURRENT ASSETS:
Cash and cash equivalents	$92,419	$64,293	$40,092
Short-term investments	25,963	102,910	140,725
Accounts receivable, net of allowance of $32, $62, and $54, respectively	4,609	2,800	4,407
Inventory	118,202	77,639	99,492
Prepaid expenses and other assets	18,502	13,979	16,002
Total current assets	259,695	261,621	300,718

PROPERTY AND EQUIPMENT:	262,303	240,237	235,240
Less accumulated depreciation and amortization	(145,548)	(137,903)	(133,409)
	116,755	102,334	101,831

LONG-TERM INVESTMENTS	64,446	81,201	28,391
OTHER ASSETS	5,122	5,501	4,044

	$446,018	$450,657	$434,984

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$40,515	$25,155	$31,896
Accrued employee compensation	27,279	27,836	17,506
Accrued store operating expenses	9,143	5,704	6,447
Gift certificates redeemable	5,816	8,511	4,263
Income taxes payable	5,149	10,020	6,553
Total current liabilities	87,902	77,226	66,665

DEFERRED COMPENSATION	4,239	4,127	4,120
DEFERRED RENT LIABILITY	34,744	30,984	32,095
Total liabilities	126,885	112,337	102,880

COMMITMENTS

STOCKHOLDERS’ EQUITY:
Common stock, authorized 100,000,000 shares of $.01 par value; issued and outstanding; 46,462,708 shares at November 1, 2008, 29,841,668 shares at February 2, 2008, and 30,306,186 shares at November 3, 2007	465	298	303
Additional paid-in capital	76,295	46,977	62,363
Retained earnings	243,630	291,045	269,438
Accumulated other comprehensive loss	(1,257)	-	-
Total stockholders’ equity	319,133	338,320	332,104

	$446,018	$450,657	$434,984